Exhibit 99.1

October 20, 2005

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814)231-4438, email: jlehtihet@c-cor.net

C-COR REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

OF FISCAL YEAR 2006

State College, PA (October 20, 2005) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable network solutions that simplify the transition to on demand networks, today reported its financial results for the first quarter of fiscal year 2006, ended September 23, 2005. Net sales for the first quarter of fiscal year 2006 were $63.5 million compared to $62.1 million for the same period last year. Bookings in the first quarter of fiscal year 2006 were $73.2 million for a book-to-bill ratio of 1.15. C-COR’s book-to-bill ratio in the first quarter of fiscal year 2005 was .86.

The Company’s net loss for the first quarter of fiscal year 2006 was $14.8 million compared to a net loss of $1.0 million for the same period last year. The loss per diluted share for the first quarter of fiscal year 2006 was $.31 compared to a loss per diluted share of $.02 for the same period last year.

The net loss for the first quarter of fiscal year 2006 included a $6.1 million charge for an increase in excess inventory reserves related to the Company’s Transport product line, $1.5 million of amortization of intangibles, $1.2 million of stock compensation expense, and restructuring charges of $383,000. These charges, which equate to $.19 on a per share basis, are included in the Company’s results reported in accordance with generally accepted accounting principles (GAAP), but are typically excluded from the First Call analysts’ projections. C-COR is breaking out these numbers to improve comparability of the reported GAAP results and the non-GAAP First Call number.

For the second quarter of fiscal year 2006, ending December 23, 2005, the Company anticipates sales of between $63 and $67 million and a GAAP loss per share of between $.18 and $.22. These projections include $1.3 million related to amortization of intangible assets, approximately $1.0 million of stock compensation expense, and restructuring expense of approximately $900,000, or an aggregate of $.07 per share, which are typically excluded from the First Call analysts’ projections. C-COR is breaking out these numbers to improve comparability of the reported GAAP results and the non-GAAP First Call number.

C-COR’s management will discuss C-COR’s financial results on a conference call at 9:45 AM (ET) on Thursday, October 20, 2005. For information on how to access the conference call, refer to C-COR’s news release dated October 13, 2005 (posted on the C-COR web site at www.c-cor.com), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities that put subscribers in personal control of their entertainment, information, and communication needs. The Company’s solutions delivered through C-COR’s three business units—C-COR Solutions, C-COR Access and Transport, and C-COR Network Services—simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. These solutions bring together software applications, access and transport technology, and a nationwide corps of expert field engineers to enable the delivery of business services; digital program/ad insertion; management and delivery of VOD, VoIP, and HSD; network capacity expansion; centralized office automation for workforce management, network assurance, and subscriber fulfillment; and a variety of outsourced field services that help keep networks operating at peak performance. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.